Exhibit 99.1

Assertio Reports Second Quarter 2025 Financial Results

Second Quarter Total Net Product Sales of $28.8 Million, Cash and Investments Increase to $98.2 Million

Narrows Guidance on Continued Progress Implementing Long-Term Business Strategy

LAKE FOREST, IL. – August 11, 2025 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs, today reported financial results for the second quarter ended June 30, 2025.

Said Brendan O’Grady, Chief Executive Officer, “The second quarter business and financial results demonstrate continued progress executing our 2025 transformation priorities intended to create sustainable near-term growth and increased long-term value. As part of our transformation process, we are taking steps to streamline our operations to secure additional operating expense savings. We started this process with the divestment of Assertio Therapeutics as communicated last quarter. Pursuant to this effort, we are also consolidating products from previously acquired subsidiaries to further optimize our cost structure.

“Based on strong commercial execution in our core growth assets, Rolvedon achieved the highest level of customer demand since we acquired the product and Sympazan continues to see growth in both prescribers and prescription demand. The remainder of our portfolio is tracking to our expectations. In addition, balance sheet cash and investments increased to more than $98 million as a result of our focus and continued business performance.”

Financial Highlights (unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share amounts)	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net Product Sales (GAAP)	$28.8	$30.7	$54.8	$62.6
Net Loss (GAAP)	$(16.4)	$(3.7)	$(29.9)	$(8.2)
Loss Per Share (GAAP)	$(0.17)	$(0.04)	$(0.31)	$(0.09)
Adjusted EBITDA (Non-GAAP)[1]	$5.6	$3.1	$5.9	$10.4
Adjusted Earnings (Loss) Per Share (Non-GAAP)[1]	$0.02	$0.01	$(0.03)	$0.05

Second quarter results included the following as compared to the prior year second quarter:

▪Rolvedon net product sales were $16.1 million, an increase from $15.1 million in the prior year quarter, driven by higher volume and a $5.4 million favorable adjustment to prior period returns reserve established in connection with the Spectrum acquisition, partially offset by lower pricing.
▪Sympazan net product sales were $3.2 million, increased from $2.7 million in the prior year quarter, reflecting the impact of additional in-person sales support in key markets.
▪Indocin net product sales were $3.0 million, a decrease from $6.9 million in the prior year quarter, due to the previously announced generic competition affecting both volume and pricing, but in line with expectations.
~~•~~SG&A expenses decreased to $17.0 million, from $18.4 million in the prior year quarter, reflecting, among other items, a one-time $2.4 million benefit from the recognition of employee retention tax credits, partially offset by transaction costs related to the divestiture of Assertio Therapeutics.
~~•~~Adjusted EBITDA2 was $5.6 million, increased from $3.1 million in the prior year quarter.

Balance Sheet and Cash Flow

•As of June 30, 2025, cash, cash equivalents and short-term investments totaled $98.2 million, an increase from $87.3 million as of March 31, 2025. The increase was driven by Adjusted EBITDA performance and favorable
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Loss.

working capital, partially offset by the $8.2 million transferred in connection with the divestment of Assertio Therapeutics.
•Debt as of June 30, 2025 was $40.0 million, comprised of the Company’s 6.5% convertible notes, with no maturities until September 2027.

Executing on its previously announced strategic priorities, during the second quarter Assertio has:

•Delivered the highest quarterly unit demand for Rolvedon, achieving the highest market share to date in the segment of the market in which the Company chooses to compete.
•Produced the 3rd consecutive quarter of Sympazan new prescription growth as a result of a substantial increase in the prescriber base during the first half of 2025.
•Announced plans to present a Sympazan abstract at the American Neurological Association Annual Meeting (ANA2025) in September, showcasing new data from a real-world evidence study of Sympazan in patients with Lennox-Gastaut Syndrome. Assertio will provide more information at a later date, in accordance with the ANA2025 embargo policy.
•Ceased commercialization efforts for Otrexup to improve operating expenses and focus on the Company’s core growth assets.
•Reduced legal exposure and associated operating expenses by resolving multiple prior legal matters.
•Continued steps to simplify its corporate structure, resulting in a nimbler organization with lower operating costs.
•Continued strategic activities to identify and execute opportunities to bring new growth drivers into Assertio’s commercial platform through acquisition, licensing or other transactions.

Outlook Update

O’Grady said “Results through the second quarter are tracking well with our full-year guidance as we enhance growth and profit potential, focus investment on our core assets and generate cash to support new growth drivers. We are narrowing our guidance ranges for Net Product Sales and EBITDA to reflect first half performance, the decision to cease commercialization of Otrexup, and improved operational efficiencies.”

	Previous	Updated
Net Product Sales (GAAP)	$108.0 Million to $123.0 Million	$108.0 Million to $118.0 Million
Adjusted EBITDA (Non-GAAP)	$10.0 Million to $19.0 Million	$11.0 Million to $19.0 Million

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call today to discuss its second quarter 2025 financial results and execution against its corporate strategy.

Date:	Monday, August 11, 2025
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 3278948

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Our focus is on supporting patients by marketing products in oncology, neurology, and pain management. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales and the commercial success and market acceptance of Rolvedon and Assertio’s other products, including the coverage of Assertio’s products by payors and pharmacy benefit managers; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and omni-channel promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products, including, but not limited to, biosimilars and indomethacin suppositories compounded by hospitals and other institutions and a 503B compounder which Assertio believes is violating certain provisions of the Federal Food, Drug and Cosmetic Act; the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products, which are not patent protected and now face generic competition; Assertio’s ability to execute the planned simplification of its corporate structure, which includes the recent divestiture of Assertio Therapeutics, in a manner that achieves the anticipated cost reductions and complies with applicable legal and regulatory requirements; Assertio’s ability to successfully identify and execute business development and other strategic transactions; Assertio’s ability to achieve the expected financial performance from products we acquire as well as delays, challenges and expenses, and unexpected liabilities and costs associated with integrating and operating newly-acquired products; expectations regarding changes in product volume and mix and the impact those changes may have on Assertio’s operating results; expectations regarding the recoverability of long-lived assets; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any pending and potential future disputes, litigation or government investigations, as well as the costs and expenses associated therewith; the timing, cost and results of Assertio’s clinical studies and other research and development efforts, including the extent to which data from the Rolvedon same-day dosing trial, which was completed in the fourth quarter of 2024, may be included in peer-reviewed journals and potentially subsequently included in the National Comprehensive Cancer Network guidelines to support Assertio’s ongoing commercialization efforts; Assertio’s compliance or non-compliance with, or being subject to, legal and regulatory requirements related to the development or promotion of pharmaceutical products in the U.S., the extent to which the current U.S. federal administration may impose or seek to impose leadership, rule and/or policy changes impacting Assertio’s business, as well as legal challenges and uncertainty around the funding, functioning, regulatory and policy priorities of U.S. federal regulatory agencies; Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock regaining and maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share in light of the deficiency notification received on January 22, 2025; and the impacts of potential changes to U.S. and international trade policies, especially in light of the tariffs recently imposed by the new U.S. federal administration and tariffs and other retaliatory actions taken by other countries, which may be followed by further changes to existing trade agreements and the imposition of further tariffs, including tariffs on imported pharmaceuticals into the U.S. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, expenses or gains recognized for legal settlements, net of any insurance proceeds, losses or other costs incurred upon the divestiture of subsidiaries or cessation of product lines, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

Revisions to Specified Items

Beginning with the first quarter of 2025, adjusted EBITDA excludes legal settlement costs incurred during the period, as these charges relate to non-recurring and non-operational matters. Management believes that excluding such items provides investors with a clearer understanding of the Company’s underlying operating performance by removing the impact of items that are not indicative of continuing operations. Prior period amounts of Adjusted EBITDA have been recast to conform to this presentation.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$28,822	$30,695	$54,818	$62,557
Royalty revenue	400	431	894	1,017
Total revenues	29,222	31,126	55,712	63,574
Costs and expenses:
Cost of sales	10,677	8,889	18,463	20,066
Research and development expenses	387	798	825	1,531
Selling, general and administrative expenses	16,960	18,385	38,935	36,909
Amortization of intangible assets	9,233	6,671	18,465	12,302
Restructuring charges	—	—	289	720
Total costs and expenses	37,257	34,743	76,977	71,528
Loss from operations	(8,035)	(3,617)	(21,265)	(7,954)
Other (expense) income:
Loss on Assertio Therapeutics divestiture	(8,174)	—	(8,174)	—
Interest expense	(768)	(758)	(1,533)	(1,515)
Interest income	675	842	1,395	1,554
Other gain (loss)	6	8	(15)	12
Total other (expense) income	(8,261)	92	(8,327)	51
Net loss before income taxes	(16,296)	(3,525)	(29,592)	(7,903)
Income tax expense	(56)	(149)	(301)	(281)
Net loss and comprehensive loss	$(16,352)	$(3,674)	$(29,893)	$(8,184)

Basic and diluted net loss per share	$(0.17)	$(0.04)	$(0.31)	$(0.09)
Shares used in computing basic and diluted net loss per share	95,970	95,240	95,824	95,110

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(Unaudited)
	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$47,086	$50,588
Short-term investments	51,097	49,466
Accounts receivable, net	61,090	54,120
Inventories, net	32,880	38,308
Prepaid and other current assets	18,056	10,067
Total current assets	210,209	202,549
Property and equipment, net	515	586
Intangible assets, net	62,006	80,471
Other long-term assets	1,050	1,126
Total assets	$273,780	$284,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,854	$14,736
Accrued rebates, returns and discounts	85,887	76,304
Accrued liabilities	31,055	18,847
Contingent consideration, current portion	726	726
Other current liabilities	4,007	4,075
Total current liabilities	132,529	114,688
Long-term debt	39,046	38,813
Other long-term liabilities	8,907	10,150
Total liabilities	180,482	163,651
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 96,217,239 and 95,536,990 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.	9	9
Additional paid-in capital	796,306	794,196
Accumulated deficit	(703,017)	(673,124)
Total shareholders’ equity	93,298	121,081
Total liabilities and shareholders' equity	$273,780	$284,732

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net loss	$(29,893)	$(8,184)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	18,536	12,407
Amortization of debt issuance costs	233	215
Accretion of interest income from short-term investments	36	(338)
Loss on Assertio Therapeutics divestiture	8,174	—
Recurring fair value measurements of assets and liabilities	34	15
Provisions for inventory	2,675	3,877
Stock-based compensation	2,290	2,615
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(6,970)	7,750
Inventories	2,753	(5,271)
Prepaid and other assets	(7,912)	3,150
Accounts payable and other accrued liabilities	7,014	(1,627)
Accrued rebates, returns and discounts	9,583	286
Net cash provided by operating activities	6,553	14,895
Investing Activities
Assertio Therapeutics divestiture	(8,174)	—
Proceeds from maturities of short-term investments	57,572	—
Purchases of short-term investments	(59,273)	(43,320)
Net cash used in investing activities	(9,875)	(43,320)
Financing Activities
Payments related to the vesting and settlement of equity awards, net	(180)	(281)
Net cash used in financing activities	(180)	(281)
Net decrease in cash and cash equivalents	(3,502)	(28,706)
Cash and cash equivalents at beginning of year	50,588	73,441
Cash and cash equivalents at end of period	$47,086	$44,735
Supplemental Disclosure of Cash Flow Information
Net cash (refunded) paid for income taxes	$(837)	$1,384
Cash paid for interest	$1,300	$1,300

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024	Financial Statement Classification
GAAP Net Loss	$(16,352)	$(3,674)	$(29,893)	$(8,184)
Interest expense	768	758	1,533	1,515	Interest expense
Income tax expense	56	149	301	281	Income tax expense
Depreciation expense	36	40	71	105	Selling, general and administrative expenses
Amortization of intangible assets	9,233	6,671	18,465	12,302	Amortization of intangible assets
EBITDA (Non-GAAP)	$(6,259)	$3,944	$(9,523)	$6,019
Adjustments:
Stock-based compensation	1,189	1,408	2,290	2,615	Selling, general and administrative expenses
Employee Retention Credits (1)	(2,383)	—	(2,383)	—	Selling, general and administrative expenses
Legal settlements, net of insurance proceeds (2)	793	(1,936)	3,543	(1,936)	Selling, general and administrative expenses
Loss on Assertio Therapeutics divestiture and related charges (3)	9,180	—	9,309	—	Multiple
Expenses related to decommercialization of Otrexup (4)	3,760	—	3,760	—	Multiple
Restructuring costs(5)	—	—	289	720	Restructuring charges
Other (6)	(675)	(366)	(1,395)	3,010	Multiple
Adjusted EBITDA (Non-GAAP)	$5,605	$3,050	$5,890	$10,428

(1)Amounts related to income recognized in the period from the lapsing of the statute of limitations for employee retention tax credits.
(2)Legal settlements, net of insurance proceeds, represents the net impact of legal settlements reached in the period. For the six months ended June 30, 2025, amount primarily includes the net impact of the Luo securities class action. Prior period amounts of Adjusted EBITDA have been recast to conform to this presentation.
(3)Amount includes the $8.2 million loss recognized upon the divestiture of the Assertio Therapeutics subsidiary including approximately $1.0 million of one-time costs included in SG&A incurred associated with the closing of the transaction.
(4)Amount includes SG&A costs of $1.3 million and cost of sales of $2.5 million that were incurred by the Company related to its decision to cease commercializing Otrexup after June 30, 2025. These costs were primarily associated with the write-off of inventory (including inventory held at the Company’s contract manufacturers for Otrexup), the write-off of certain prepaid assets and the recognition of an accrual for the minimum purchase obligation required under the Otrexup supply agreement with Antares Pharma, Inc.
(5)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(6)Other for the three and six months ended June 30, 2025 and 2024, represents the following adjustments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024	Financial Statement Classification
Amortization of inventory step-up	$—	$476	$—	$4,564	Cost of sales
Interest income	(675)	(842)	(1,395)	(1,554)	Interest income
Total Other	$(675)	$(366)	$(1,395)	$3,010

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2025		2024
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(16,352)	$(0.17)	$(3,674)	$(0.04)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—
Adjustments:
Amortization of intangible assets	9,233		6,671
Stock-based compensation	1,189		1,408
Income from lapsing of statute of limitations on Employee Retention Credits	(2,383)		—
Legal settlements, net of insurance proceeds	793		(1,936)
Loss on Assertio Therapeutics divestiture and related charges	9,180		—
Expenses related to decommercialization of Otrexup	3,760		—
Other	(675)		(366)
Income tax expense, as adjusted (3)	(3,231)		(1,444)
Adjusted earnings (Non-GAAP)	$1,514	$0.02	$659	$0.01

Diluted shares used in calculation (GAAP)(2)	95,970		95,240
Add: Dilutive effect of stock-based awards and equivalents(2)	190		394
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—
Diluted shares used in calculation (Non-GAAP)(2)	96,160		95,634
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended June 30, 2025 and 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2025		2024
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(29,893)	$(0.31)	$(8,184)	$(0.09)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—
Adjustments:
Amortization of intangible assets	18,465		12,302
Stock-based compensation	2,290		2,615
Income from lapsing of statute of limitations on Employee Retention Credits	(2,383)		—
Legal settlements, net of insurance proceeds	3,543		(1,936)
Loss on Assertio Therapeutics divestiture and related charges	9,309		—
Expenses related to decommercialization of Otrexup	3,760		—
Restructuring costs	289		720
Other	(1,395)		3,010
Income tax expense, as adjusted (3)	(6,426)		(4,178)
Adjusted (loss) earnings (Non-GAAP)	$(2,441)	$(0.03)	$4,349	$0.05

Diluted shares used in calculation (GAAP)(2)	95,824		95,110
Add: Dilutive effect of stock-based awards and equivalents(2)	—		307
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—
Diluted shares used in calculation (Non-GAAP)(2)	95,824		95,417
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the six months ended June 30 2025, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in either the computation of GAAP net loss and diluted net loss per share or non-GAAP adjusted loss and adjusted loss per share, because to do so would be anti-dilutive.
For the six months ended June 30, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.